Exhibit 10.11

AGREEMENT OF PURCHASE AND SALE

by and between

LIST SELLERS NAMES

ROBERT A. BRUHN, JR

KRISTINA B. CLEARY

LISA L WOODWARD

ANNAH E. PALM, A PROTECTED PERSON BY RONALD W. SERVIS,

CONSERVATOR

(collectively “Seller”)

and

MVP DENVER 1935 SHERMAN, LLC,

a Nevada limited liability company

(“Purchaser”)

Dated as of November 19, 2015

-i-

ARTICLE 13 MISCELLANEOUS		19

13.1	OFAC	19
13.2	NOTICES	19
13.3	EXPENSES OF TRANSACTION	20
13.4	BROKER	20
13.5	ASSIGNMENT	20
13.6	TIME	20
13.7	SECTION 1031 EXCHANGE	21
13.8	RIGHT, TITLE OR INTEREST	21
13.9	CONFIDENTIALITY	21
13.10	TIME PERIODS	21
13.11	COUNTERPARTS AND ELECTRONIC SIGNATURES	21
13.12	GOVERNING LAW	22
13.13	CAPTIONS	22
13.14	SEVERABILITY	22
13.15	PRIOR UNDERSTANDINGS	22
13.16	NO ADDITIONAL UNDERTAKINGS	22
13.17	UNDERTAKINGS BY SELLER AND PURCHASER	22
13.18	SURVIVAL OF REPRESENTATIONS AND WARRANTIES	22
13.19	INDEMNITY	23
13.20	ATTORNEYS’ FEES	23
13.21	EXCLUSIVITY	23
13.22	INDEPENDENT CONSIDERATION	23
13.23	TAX APPEALS	23

SCHEDULES

SCHEDULE 1	DUE DILIGENCE MATERIALS

EXHIBITS

EXHIBIT A	SELLER AND PROPERTY

EXHIBIT B	LEGAL DESCRIPTION OF THE PROPERTY

EXHIBIT C	PARKING LEASES RENT ROLL

EXHIBIT D	SERVICE CONTRACTS

-ii-

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into this 19th day of November, 2015 (the “Effective Date”), by and between Robert A. Bruhn, Jr., Kristina B. Cleary, Lisa L. Westwood and Annah E. Palm, a Protected Person by Ronald W. Servis, Conservator, having an address at 730 17th Street, Suite 700, Denver, CO 80202 (collectively “Seller”), and MVP DENVER 1935 SHERMAN, LLC, a Nevada limited liability company (“Purchaser”), having an office c/o MVP REIT, Inc., 8880 W. Sunset Rd., Suite 240, Las Vegas, Nevada 89148.

RECITALS:

WHEREAS, Seller is the owner of the real property listed on Exhibit A attached hereto and legally described on Exhibit B attached hereto (the “Property); and

WHEREAS, the Property is operated as a parking lot; and

WHEREAS, Seller desires to sell and convey to Purchaser, and Purchaser desires to purchase from Seller, the Property on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

ARTICLE 1

INCORPORATION/INTEREST INCLUDED IN SALE

1.1 Incorporation/Interest Included In Sale

(A) Incorporation. The preambles to this Agreement are fully incorporated herein by this reference thereto with the same force and effect as though restated herein.

(B) Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller for the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth, the Property, which Property shall include the following:

(i) Land. That certain tract of land owned in fee simple by Seller, which is described on Exhibit B attached hereto (the “Land”), together with all rights, outlots, easements and interests appurtenant thereto, if any.

(ii) Improvements. All improvements, fixtures and structures now or hereafter located on the Land (the “Improvements”).

(iii) Personal Property. All personal property and other tangible property, now or hereafter located on the Land or in the Improvements owned by Seller and used in connection with the Property (the “Personal Property”).

(iv) Intangible Property. All intangible property now or hereafter owned or held in connection with the Land, the Improvements or the Personal Property owned by Seller and used in connection with the Property including, without limitation, to the extent assignable and in the possession or control of Seller: warranties, guaranties, Parking Leases (as hereinafter defined) and Service Contracts (as hereinafter defined) to the extent that such service contracts are assumed by Purchaser in writing prior to Closing (as hereinafter defined), as-built plans and specifications for the Improvements, existing surveys, and all licenses and permits, to which Seller is a party or as to which they have the benefit, relating to the Improvements or Personal Property (collectively, the “Intangible Property”). Seller hereby agrees to execute any documents additional to those provided for in this Agreement necessary to convey the Intangible Property to Purchaser, provided that such documents do not impose any additional liability or expense upon Seller in excess of that provided for in this Agreement.

(v) Appurtenances. All rights, title and interest of Seller, if any, and without any warranty by Seller, in all privileges, easements and appurtenances relating to the Land and the Improvements, including, without limitation (1) development rights and air rights, (2) easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements, including, without limitation, (i) access to a public way, (ii) right, title and interest in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damage to the Land by reason of change of any grade of any street and (iii) any certificates of occupancy, special exceptions, variances or site plan approvals or other authorizations issued or granted by any governmental authority, if assignable (collectively, the “Appurtenances”).

The Land, Improvements, Personal Property, Intangible Property and Appurtenances are sometimes hereafter collectively referred to as the “Property.”

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property is TWO MILLION FOUR HUNDRED THIRTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($2,437,500.00), payable by Purchaser to Seller as follows:

(A) Earnest Money. Within one (1) Business Day after the Effective Date, Purchaser shall wire the sum of ONE HUNDRED AND NO/100 DOLLARS ($100,000.00) (together with interest earned thereon, the “Earnest Money”) to an account designated by First American Title Insurance Company, National Commercial Services, 2500 Paseo Verde Parkway, Suite 120, Henderson, Nevada 89074, Attention: Michele Seibold, Esq. (“Escrowee”). For purposes of this Agreement, “Business Day” shall mean any day of the week other than (i) Saturday and Sunday, or (ii) a day on which banking institutions in Denver, Colorado are obligated or authorized by law or executive action to be closed to the transaction of normal banking business.

(B) Balance of Purchase Price. On the Closing Date (as hereinafter defined), the Purchase Price less the sum of (i) the Earnest Money and (ii) subject to adjustment and proration pursuant to Article 8 below, shall be deposited with Escrowee prior to the Closing. Any interest earned on the Earnest Money shall be credited to Purchaser against the Purchase Price.

2.2 Earnest Money Provisions.

(A) Upon the Closing, Escrowee is authorized and directed to pay the Earnest Money to Seller (or as Seller may direct) by the method of payment instructed by Seller.

(B) Upon receipt by Escrowee prior to the end of the Inspection Period (as hereinafter defined) of notice from Purchaser to Seller stating that Purchaser has terminated this Agreement pursuant to its rights under the Inspection Period, Escrowee shall deliver the Earnest Money to Purchaser.

(C) Upon receipt of a written notice from Seller stating that Seller is entitled under this Agreement to the Earnest Money and demanding payment of the same, Escrowee shall deliver the Earnest Money to Seller, subject, however, to the conditions set forth in Subparagraph (G) below.

(D) Upon receipt of a written notice from Purchaser, stating that Purchaser is entitled under this Agreement to the return of the Earnest Money (other than as set forth in Subparagraph (B) above) and demanding payment of the same, Escrowee shall deliver the Earnest Money to Purchaser, subject, however, to the conditions set forth in Subparagraph (G) below.

(E) Escrowee shall invest and reinvest the proceeds of the Earnest Money, and any interest earned thereon, in United States Government Treasury Bills or Certificate(s) of Earnest Money or bank money market account(s) as Purchaser shall direct, with Seller’s reasonable approval. The Purchaser shall be entitled to receive all interest earned on the Earnest Money and shall pay all income taxes owed in connection with any interest on the Earnest Money.

(F) Escrowee, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Earnest Money for the purposes as provided in this Agreement. In the event of any dispute, Escrowee shall have the right to deposit the Earnest Money in court to await the resolution of such dispute. Escrowee shall not incur any liability by reason of any action or non-action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrowee shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrowee purporting to be signed by any party hereto, and upon the truth of the contents thereof.

(G) Except as otherwise provided for in this Section 2.2, Escrowee shall not pay or deliver the Earnest Money to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrowee does not receive a written objection from the other party to the proposed payment or delivery within five (5) Business Days after such demand is served by personal delivery on such party, Escrowee is hereby authorized and directed to make such payment or delivery. If Escrowee does receive such written objection within such five (5) Business Day period or if for any other reason Escrowee in good faith shall elect not to make such payment or delivery, Escrowee shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Earnest Money unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction. In any event, Escrowee shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrowee is required by an order or judgment of a court of competent jurisdiction.

(H) In the event of a dispute between Seller and Purchaser regarding the disposition of the Earnest Money, Escrowee shall be entitled to consult with counsel in connection with its duties hereunder. Seller and Purchaser, jointly and severally, agree to reimburse Escrowee, upon demand, for the reasonable costs and expenses including attorneys’ fees incurred by Escrowee in connection with its acting in its capacity as Escrowee. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any costs and fees, including attorney fees and costs, paid by the prevailing party or paid from the escrowed funds to Escrowee.

ARTICLE 3

CLOSING

3.1 Closing. Subject to the adjournments expressly allowed in this Agreement, the closing of title (the “Closing”) shall take place, on the date that is ten (10) days after the expiration of the Inspection Period (as hereinafter defined). The Closing shall take place by escrow deliveries to the Title Company (as hereinafter defined) (the actual date of closing is herein referred to as the “Closing Date”) pursuant to reasonably acceptable escrow instructions.

ARTICLE 4

PURCHASER’S INSPECTION

4.1 Deliveries by Seller. Seller shall deliver to Purchaser for inspection copies of those documents and reports listed on Schedule 1 no later than five (5) days after the Effective Date (all documents, reports and materials delivered to Purchaser by or on behalf of Seller, collectively referred to as the “Due Diligence Materials”). The Due Diligence Materials do not (and are not required to) include any materials proprietary to Seller or its managers or which by contract Seller must keep confidential, property appraisals or any items which are protected by any attorney-client privilege.

4.2 Access to the Property. During the Inspection Period (as hereinafter defined), Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives (collectively, “Purchaser’s Representatives”), shall have the right to enter upon the Property to inspect, examine, survey, obtain engineering inspections, environmental studies and non-invasive tests, appraise and otherwise do that which, in the opinion of Purchaser, is necessary to determine the boundaries, acreage and condition of the Property and the suitability of the Property for the uses intended by Purchaser.

4.3 Right of Inspection and Termination. As used in this Agreement, the term “Inspection Period” means the period commencing on the date upon which Purchaser is in receipt of all of the Due Diligence Materials, attached hereto and made a part hereof, and ending at 5:00 p.m. Pacific on the thirty-fifth (35th) day following thereafter. In the event Purchaser is not satisfied with the results of its review of the Property for any reason or no reason, in Purchaser’s sole and absolute discretion, Purchaser shall deliver to Seller (with a copy to Escrowee), on or prior to the expiration of the Inspection Period, written notice of Purchaser’s election to terminate this Agreement (a “Inspection Termination Notice”). In the event Purchaser fails to deliver an Inspection Termination Notice on or prior to the expiration of the Inspection Period, Purchaser shall be deemed to have elected to proceed to Closing subject to the terms and conditions of this Agreement. Upon timely receipt of an Inspection Termination Notice by Seller, the Earnest Money will be promptly refunded in full to Purchaser by the Escrowee without any further notice or request and thereupon this Agreement will be null and void and of no further force and effect whatsoever, except for the provisions that expressly survive termination.

ARTICLE 5

TITLE AND SURVEY

5.1 Title.

(A) Title Commitment. The Seller shall promptly order a commitment for the title insurance policy (the “Title Commitment”) from First American Insurance Company First American Title Insurance Company, National Commercial Services, 2500 Paseo Verde Parkway, Suite 120, Henderson, Nevada 89074, Attention: Martin Bressler (the “Title Company”) which Title Commitment shall include specimen endorsements of the Title Endorsements (as hereinafter defined), and the Seller shall instruct the Title Company to deliver a copy to Purchaser and the Seller. Purchaser shall notify the Seller within ten (10) Business Days of Purchaser’s receipt of the Title Commitment and Survey (as hereinafter defined) of any defects, encumbrances, encroachments or other objections to title that are not acceptable to Purchaser. Any defects, encumbrances, encroachments or other objections to title that are not objected to within such ten (10) Business Day period in accordance with the prior sentence shall be deemed “Permitted Exceptions.”

(B) Status of Title. At the Closing, Seller shall deliver and Purchaser shall accept title to the Property and consummate the transaction contemplated by this Agreement subject to (a) general real estate taxes which are not yet due and payable, and (c) the title exceptions deemed Permitted Exceptions under Section 5.1(A) above (the title exceptions described in (a), and (b) herein sometimes referred to collectively as the “Permitted Exceptions”). As a condition to Purchaser’s obligations under this Agreement, the Title Company shall issue to Purchaser an ALTA extended coverage owner’s title insurance policy, with coverage in an amount not less than the Purchase Price, which title policy may consist of a marked title commitment, with an extended coverage endorsement deleting all of the standard exceptions, and the Title Endorsements, insuring as of the Closing Date that title to the Property is vested in Purchaser as of the date of recording of the Deed, subject only to the Permitted Exceptions, which title insurance policy shall be effective as of the Closing Date (the “Title Policy”). Seller shall be responsible to pay the premiums charged by the Title Company for the Title Policy, including the cost of the extended coverage endorsement and those endorsements required to cure title exceptions that Seller is obligated to remove pursuant to this Article 5, and Purchaser shall be responsible to pay the premiums charged for the Title Endorsements and all other endorsements to the Title Policy requested by Purchaser. The Seller and Purchaser shall deliver to the Title Company all affidavits and undertakings reasonably requested by the Title Company for the issuance of the Title Policy.

(C) Non-Permitted Title Objections. If on the date scheduled for Closing it should appear that the Property is affected by any lien, encumbrance, defect, encroachment or objection which is not a Permitted Exception (collectively, “Non-Permitted Title Objections”), then in such event, Sellers shall have the obligation to remove or satisfy the same in a manner reasonably acceptable to Purchaser, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed thirty (30) days beyond the date scheduled for Closing. In such event, Seller agrees to adjourn the Closing for the period required to remove or discharge such Non-Permitted Title Objections, but not to exceed thirty (30) days beyond the date scheduled for the Closing, and Seller agrees to expend (or at Seller’s election, to obligate itself to expend by indemnity agreement, bond or any other manner) such amounts.

5.2 Survey. Seller shall deliver the most recent ALTA survey of the Property to Purchaser with the Due Diligence Materials. Purchaser shall, at Purchaser’s sole cost and expense, obtain and deliver to the Title Company during the Inspection Period, an updated survey, or, at its election, order a new survey, for the Property made in compliance with and meeting the accuracy standards under the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Surveys’ jointly established by the American Land Title Association and the National Society of Professional Surveyors and containing Table A Optional Survey Responsibilities and Specifications 1, 2, 3, 4, 6(b), 7(a), 7(b)(1), 7(c), 8, 9, [10(a), as necessary], 10(b), 11(b), [13, as necessary], 14, 16, 17, 18, [19, 20(a), 20(b) and 21, as necessary] and containing the standard ALTA certification, which certification shall be directed to Purchaser, Seller and the Title Company, and to such other persons having an interest in the Property which Purchaser may designate (the “Survey”).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Seller.

(A) Seller represents, warrants and covenants to Purchaser that the following statements are true, complete and correct as of the Effective Date and as of the Closing Date:

(i) Seller represents that each individual executing this Agreement is 18 years or older, is of sound mind and has the legal power and authority to enter into this Agreement.

(ii) Seller, and each individual executing this Agreement, has and will have the power and authority to execute and deliver this Agreement and all Closing deliveries contemplated hereby, and has taken or will take all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement.

(iii) There are no leases (or other agreements regarding use or occupancy) of space at the Property (including, but not limited to, ground leases) which will be in force on the Closing Date and under which Seller is the landlord (whether by entering into the leases or acquiring the Property subject to the leases) other than the Parking Leases (as hereinafter defined). To the best of Seller’s knowledge, (a) all of the Parking Leases are in full force and effect, (b) neither Seller nor any tenant is in monetary default or material non-monetary default under any of the Parking Leases (and no event or condition exists that, with the passage of time or the giving of notice, or both, would constitute a monetary default or material non-monetary default, by either Seller or any tenant, under any of the Parking Leases), except as set forth on the Parking Lease Exhibit, (c) there are no violations of any exclusive or restrictive use clauses granted to any tenant under any of the Parking Leases, and (d) no tenant under any of the Parking Leases has filed for bankruptcy. Seller has delivered to Purchaser true, correct and complete copies of all Parking Leases. The rent roll with respect to the Parking Leases attached hereto as part of the Parking Lease Exhibit is true, correct and complete in all material respects.

(iv) A true, correct and complete list of all service or maintenance contracts or management agreements to which Seller or any of its affiliates is a party (written or oral, the “Service Contracts”) relating to or affecting the Property is set forth in Exhibit D annexed hereto and made a part hereof. True, correct and complete copies of the Service Contracts and all amendments, guarantees, side letters, and other documents relating thereto which are, to the best of Seller’s knowledge, in full force and effect have been previously delivered to Purchaser. To the best of Seller’s knowledge, no event has occurred that would constitute a default under any Service Contract. No notice of default has been issued under any Service Contract and the fees and other charges described in the Service Contracts have been paid on a current basis through the date of this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller in writing prior to the expiration of Inspection Period which, if any, of the Service Contracts Purchaser does not wish to assume at Closing and Seller shall terminate, at its sole cost and expense and prior to the Closing Date, those Service Contracts specified in Purchaser’s notice.

(v) Each reciprocal easement agreement, declaration of covenants, conditions restrictions or similar agreement affecting the Property (an “REA”) is in full force and effect, and has not been amended or supplemented except as set forth in the Title Commitment. Neither Seller nor any of the party to any REA is in monetary default or material non-monetary default under any REA.

(vi) There are no actions, suits or proceedings pending or, to the best knowledge of Seller, threatened, before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting Seller or the Property (or any portion thereof). There is no existing, proposed or contemplated eminent domain or similar proceeding which would affect the Land or Improvements in any way whatsoever.

(vii) To the best of Seller’s knowledge, there are no violations at the Property that have not been complied with.

(viii) All of the Personal Property is owned by the Seller free and clear of any liens or encumbrances and all other exceptions and encumbrances which are required by this Agreement to be removed at or prior to the Closing shall be removed.

(ix) Except for this Agreement, the Parking Leases and Service Contracts, there are no outstanding agreements, options, rights of first refusal, rights of first offer, conditional sales agreements or other agreements or arrangements, whether oral or written, regarding the purchase and sale of the Property, the lease or occupancy of any part of the Land or Improvements, or which otherwise affect any portion of or all the Property.

(x) The execution, delivery and performance of this Agreement by Seller and the Closing deliveries contemplated hereby shall not require the consent of any third-party.

(xi) Seller has not received any written notice from any insurance company insuring the Property to correct any deficiencies in the physical condition of the Property that has not been complied with.

(xii) Seller does not have and has never had any employees.

(xiii) To Seller’s knowledge, the Due Diligence Materials include all of the third party reports in its possession relating to Hazardous Material at the Property. “Hazardous Material” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other Laws, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.

As a material inducement to Seller to execute, deliver and perform this Agreement, Purchaser agrees that (i) Purchaser shall not have the right to assert a cause of action against Seller for breach of any of Seller’s representations and warranties set forth above in this Section 6.1(A) after the Survival Period (as hereinafter defined), (ii) the maximum amount that may be recovered by Purchaser against Seller as direct damages and costs and expenses (including reasonable attorneys’ fees) under this Section or any other provision of this Agreement or under applicable law for breach of Seller’s representations and warranties set forth above in this Section 6.1(A) shall be One Million and No/100 Dollars ($1,000,000.00), and (ii) Purchaser hereby waives any right to recover indirect, consequential, speculative, or punitive damages against Seller. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser is prohibited from making any claims against Seller after the Closing with respect to any breaches of Seller’s representation and warranties contained in this Agreement if Purchaser had actual knowledge of any such breach prior to Closing. The Term “to the best of Seller’s knowledge” shall mean to the best of each individual seller’s actual knowledge.

(B) In the event that, prior to Closing, Seller discovers that, as of Closing, any representation or warranty of Seller is or will be inaccurate, untrue or incorrect despite Seller’s commercially reasonable efforts to make such representation or warranty of Seller accurate, true or correct, Seller shall give Purchaser one or more notices of any modifications (each, a “Seller Statement of Modification”) to the representations and warranties of Seller set forth in this Agreement within five (5) Business Days after discovering the same. Purchaser shall have the right, exercisable not more than five (5) Business Days after its receipt of the Seller Statement of Modifications to (i) terminate this Agreement, whereupon the Earnest Money (and all net interest earned thereon) shall be returned to Purchaser and Seller shall reimburse Purchaser for its out-of-pocket, third party costs and expenses up to Fifty Thousand and 00/100 Dollars ($50,000.00), and

except as otherwise expressly provided herein to the contrary, neither party hereto shall have any further rights or liabilities under this Agreement, or (ii) close with a credit from Seller equal to the amount required to make any representation or warranty of Seller described in a Statement of Modification accurate, true or correct.

(C) PURCHASER SHALL ACCEPT THE PROPERTY IN AN “AS-IS” AND “WHERE-IS” CONDITION AS OF THE CLOSING, AND PURCHASER AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.1(A) ABOVE OR IN THE SELLER’S CLOSING DOCUMENTS (AS HEREINAFTER DEFINED), SELLER HAS NOT AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO PURCHASER REGARDING THE PROPERTY, THE CONDITION OF THE PROPERTY OR THE FITNESS OF THE PROPERTY FOR ANY INTENDED OR PARTICULAR USE, ANY AND ALL SUCH REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, BEING HEREBY EXPRESSLY WAIVED BY PURCHASER AND DISCLAIMED BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.1(A) ABOVE OR IN THE CLOSING DOCUMENTS, NO REPRESENTATION, WARRANTY, UNDERTAKING, AGREEMENT OR PROMISE, WHETHER EXPRESS OR IMPLIED OR OTHERWISE, HAS BEEN MADE BY SELLER TO PURCHASER WITH RESPECT TO THE LAND OR THE IMPROVEMENTS, INCLUDING BUT NOT LIMITED TO, THE SIZE, USE OR TYPE OF LAND, ANY FINANCIAL INFORMATION PERTAINING TO THE OWNERSHIP OR OPERATION OF THE PROPERTY OR ANY OTHER MATTER. PURCHASER AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.1(A) ABOVE OR IN THE SELLER’S CLOSING DOCUMENTS, PURCHASER HAS NOT BEEN INDUCED TO EXECUTE THIS AGREEMENT BY ANY ACT, STATEMENT OR REPRESENTATION OF SELLER OR ITS AGENTS, EMPLOYEES, BENEFICIARIES OR REPRESENTATIVES (COLLECTIVELY, THE “SELLER-RELATED PARTIES”). PURCHASER WAIVES ANY CLAIM THAT MAY EXIST FOR PATENT AND/OR LATENT DEFECTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 6.1(A) ABOVE OR IN THE SELLER’S CLOSING DOCUMENTS SELLER HAS MADE, AND HEREBY MAKES, NO REPRESENTATION OR WARRANTY PERTAINING TO THE PROPERTY WITH RESPECT TO (I) THE TOTAL AREA OF THE LAND OR THE IMPROVEMENTS; (II) THE NATURE OF THE SOIL ON AND UNDERLYING THE LAND OR ITS SUITABILITY FOR DEVELOPMENT OR ANY OTHER USE THEREOF, (III) COMPLIANCE OR NON-COMPLIANCE OF THE LAND OR THE IMPROVEMENTS WITH ENVIRONMENTAL LAWS OR REGULATIONS AND (IV) THE PRESENCE OR ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES.

6.2 Purchaser’s Reliance. Except as is expressly set forth in this Agreement or in the Seller’s Closing Documents to the contrary, Purchaser shall rely solely upon Purchaser’s own knowledge of the Property based on its investigation thereof and its own inspection thereof in determining the suitability thereof for Purchaser’s purpose, including, without limitation, the physical condition of the Improvements. Except as is expressly set forth in this Agreement or in the Seller’s Closing Documents, from and after Closing (a) Purchaser waives any right to assert against Seller or any Seller-Related Parties or their respective successors and assigns, and releases

Seller, the Seller-Related Parties and their respective successors and assigns from and against, any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a “Purchaser-Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the documents and information referred to herein, any construction defects, errors or omissions in the design or construction of any Improvements and any environmental conditions, and including any and all claims that are direct and/or indirect, contingent or matured, of whatever kind or nature, relating to the Property, whether at law or in equity, and (b) neither Purchaser nor any Purchaser-Related Party shall look to Seller, the Seller-Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief provided, however, that nothing in the general release provisions set forth in this Section 6.2 shall limit or impair in any way Purchaser’s rights or remedies with respect to (i) any representations, warranties, covenants or obligations of Seller expressly set forth in this Agreement or in any of the Seller’s Closing Documents, but only to the extent the same are expressly stated to survive the Closing, and then subject in all cases to limitations upon the extent of such survival and on the amount of Seller’s liability set forth in this Agreement, or (ii) Seller’s fraud. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. Purchaser and each Purchaser-Related Party understand, acknowledge and agree that, except as expressly set forth in this Agreement or in any of the Seller’s Closing Documents, (i) no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the waiver and release set forth in this Section 6.2, and (ii) this waiver and release has been negotiated and agreed upon in light of that realization and that the Purchaser and each Purchaser-Related Party nevertheless hereby intend to and do hereby release and discharge Seller and each Seller-Related Party from any and all such known or unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses of Purchaser and/or the Purchaser-Related Parties which in any way arise out of, are connected with, or relate to, the Property or other matter relating thereto.

6.3 Representations of Purchaser. Purchaser hereby represents, warrants and covenants to Seller that Purchaser is duly organized, validly existing and qualified and empowered to conduct its business; has the power and authority to execute, deliver and comply with this Agreement and all Closing deliveries contemplated hereby, has taken all actions and received all necessary consents and authorizations required for the consummation of the transaction contemplated herein and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor its performance by Purchaser will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Purchaser is a party or by which Purchaser is bound. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms.

ARTICLE 7

COVENANTS

7.1 Indemnification by Purchaser.

(A) Purchaser, for itself, and for its legal representatives, successors and assigns, shall indemnify, defend and forever hold harmless Seller and Seller’s officers, agents and employees (collectively, the “Seller Indemnitees”) from any and all third-party claims, causes of action, suits, action, costs, expenses (including, without limitation, court costs and reasonable attorneys’ fees), actual losses, judgments, payments, actual damages, liabilities, demands and debts made against or suffered or incurred by the Seller Indemnitees, or any of them, or which may be entered, claimed or instituted against any of the Seller Indemnitees caused by Purchaser’s or Purchaser’s Representatives’ entrance upon the Property prior to the Closing pursuant to Section 4.2 (other than that arising from the discovery of preexisting conditions).

(B) The provisions of this Section 7.1 shall survive the Closing and the delivery of the Deed.

7.2 Obligations and Covenants of the Seller.

(A) From and after the Effective Date and through and including the Closing Date, the Seller shall, at Seller’s sole cost and expense:

(i) Maintain and operate the Property in substantially the same condition and manner as the Property is now maintained and operated;

(ii) Promptly deliver notice to Purchaser of all material correspondence, actions, suits, claims and other proceedings affecting the Property, or the use, possession or occupancy thereof or of any Damage or Taking or of any violations of any laws applicable to Hazardous Materials as and when received in writing;

(iii) Promptly deliver copies of written notices to Purchaser of releases of Hazardous Material or any actual or threatened condemnation of the Property or any portion thereof given by or on behalf of any federal, state or local agency;

(iv) Maintain all Permits in full force and effect and promptly deliver notice to Purchaser of any intention of Seller to seek any new Permit as well as copies of any written notices of violations;

(v) Maintain the current insurance policies on the Property as is standard in the industry;

(vi) Promptly deliver to Purchaser copies of any work orders or requirements of the Property against casualty loss and proof, reasonably satisfactory to Purchaser, that Seller has performed or commenced performing any such work orders or requirements where failure to do so would result in a diminution of insurance against casualty loss;

(B) From and after the Effective Date and through and including the Closing Date, Seller shall not enter into any new Parking Leases for the Property for any term exceeding month to month and which are not at least market rent.

(C) From and after the Effective Date and through and including the Closing Date, Seller shall not:

(i) Enter into any new or modify, amend, renew, extend, terminate or otherwise alter any of the Service Contracts or other contracts of Seller affecting the Property which will remain in effect more than thirty (30) days after Closing; without, in each instance, the prior written consent of Purchaser;

(ii) Remove from the Property any article of Personal Property except as may be necessary for repairs, or the discarding of worn-out or useless items, provided, however, that any article of Personal Property removed for repairs shall be returned to such Property promptly upon its repair and shall remain a part of the Personal Property whether or not such article shall be located on the Property at the time of the Closing Date and any article so discarded shall be replaced prior to the Closing Date with a new article of similar quality and utility;

(iii) Undertake or commence any renovations or alterations at the Property, except those necessary to comply with any of the provisions of this Agreement without the prior written consent of Purchaser in each instance;

(iv) Permit a mechanic’s lien or similar lien not insured over by the Title Company in a manner satisfactory to Purchaser in its sole discretion to be placed against the Property.

(D) Purchaser shall be notified by Seller promptly of the occurrence of any of the following: major fire or other casualty causing damage to the Property, or any portion thereof; receipt of written notice of eminent domain proceedings or condemnation of or affecting the Property, or any portion thereof; receipt of written notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Property, or any portion thereof, setting forth any requirements with respect thereto; receipt of any written notice of default from the holder of any lien or security interest in or encumbering the Property, or any portion thereof; notice of any actual or threatened litigation against Seller or affecting or relating to the Property, or any portion thereof.

ARTICLE 8

APPORTIONMENTS

8.1 Adjustments and Prorations. The following items shall be apportioned as of 11:59 PM of the day immediately preceding the Closing Date, with Purchaser being deemed to be the owner of the Property during the entire day on the Closing Date and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to the Closing Date:

(A) Seller shall give Purchaser a credit for real property taxes and assessments on the Property which have accrued but are unpaid as of the Closing (the year in which the Closing Date occurs (the “Current Tax Year”). If, as of the Closing Date, the actual tax bills for the year or years in question are not available, real property taxes and assessment on the Property shall be adjusted on the basis of 110% of the most recent ascertainable tax bill. Such real estate taxes and assessments shall be prorated on a per diem basis based upon the number of days in the Current Tax Year prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Tax Year on and after the Closing Date (which shall be allocated to Purchaser). Seller shall be responsible for real estate taxes and assessments on the Property payable in respect to periods prior to the Current Tax Year. Upon the Closing Date and subject to the adjustment provided for above, Purchaser shall be responsible for real estate taxes and assessments on the Property payable in respect to the Current Tax Year and all periods after the Current Tax Year. The parties agree to re-prorate real estate taxes and assessments upon the issuance of the actual tax bills;

(B) All operating expenses (including all charges under Service Contracts and agreements assumed by Purchaser under the Seller’s Closing Documents). As to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date (which shall be allocated to Seller) and the number of days in the Current Billing Period on and after the Closing Date (which shall be allocated to Purchaser), and assuming that all charges are incurred uniformly during the Current Billing Period. Any amounts which have been prepaid to Seller by a service provider or other contract party shall be prorated between Purchaser and Seller. Seller shall provide Purchaser with a credit for the amount of such prepayment which is attributable to the term of such Service Contract which has not expired. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(C) Prepaid rentals and other tenant charges and Additional Rents for periods after the Current Month, and any security deposits (including any portion thereof which may be designated as prepaid rent) made under the Parking Leases, shall be credited against the Purchase Price. In addition, in the event that as of the Closing Date there shall exist any rebate, rental concession, free rent period, credit, setoff or rent reduction under or with respect to any Tenant Lease which extends to or beyond the Closing Date, then Seller shall pay Purchaser as of the Closing Date (and the prorations in favor of Purchaser hereunder shall include an amount equal to) the aggregate amount of the same applicable to any period or periods on or after the Closing Date.

(D) Utilities, including telephone, electricity, water and gas, shall be read on the Closing Date to the extent reasonably feasible. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in subparagraph (C) above.

(E) Prepaid gas shall be credited to Seller at Closing.

(F) The prorations and payments shall be made on the basis of a written statement approved by Purchaser and Seller. In the event any prorations or apportionments made under this Article 8 shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available. Notwithstanding the foregoing, any re-proration shall be made, if at all, within 90 days after the Closing Date (except with respect to taxes and assessments and Additional Rents, in which case such re-proration shall be made within 30 days after the information necessary to perform such re-proration is available).

(G) Seller shall pay for title any transfer or document tax associated with this sale and title insurance premiums for the Title Policy plus extended coverage. Purchaser shall pay the premiums for the Title Endorsements. All closing escrow fees shall be divided equally between Seller and Purchaser.

(H) Except as provided in Section 13.20 hereof, each party shall pay its own legal fees.

(I) This provisions of this Article 8 shall survive the Closing and the delivery of the Deed.

ARTICLE 9

CONDITIONS PRECEDENT TO CLOSING

9.1 Seller’s Conditions to Closing. Seller’s obligation to close the transactions contemplated by this Agreement is conditioned on Purchaser having delivered the funds required hereunder, including the balance of the Purchase Price, and all of the documents required to be delivered by Purchaser pursuant to Section 10.2 and shall have performed in all material respects all of its other obligations hereunder required to be performed by the Closing Date, and complied in all material respects with all conditions required by this Agreement to be complied with by Purchaser at or prior to the Closing.

9.2 Purchaser’s Conditions to Closing. Purchaser’s obligation to close the transactions contemplated by this Agreement is conditioned on all of the following, any or all of which may be waived by Purchaser in writing, at its sole option:

(A) All representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date.

(B) Seller has delivered all of the documents required to be delivered by Seller pursuant to Section 10.1 hereof and shall have performed in all material respects all of their covenants and other obligations hereunder required to be performed at or prior to the Closing and complied in all material respects with all conditions required by this Agreement to be complied with by Seller at or prior to the Closing.

(C) The Title Company shall be irrevocably committed to issue the Title Policy insuring that fee simple title to the Property is vested in Purchaser (or its designee) as of the Closing Date, subject only to the Permitted Exceptions, and including extended coverage over all general exceptions, and also including the following title endorsements (collectively, the “Title Endorsements”): (1) access and entry, (2) contiguity single parcel; (3) same as survey; (4) covenants, conditions and restrictions-improved land; (5) private rights, easements-damage or enforced removal or easements-boundaries and easements; (6) minerals and other subsurface substances-buildings; (7) zoning 3.1 (with parking and loading if applicable); (8) location, (9) subdivision; (10) multiple tax parcel; (11) planned unit development, if applicable; (12) utility facilities; and (13) such other endorsements as may be reasonably requested by Purchaser as a result of its title and survey review as provided in Article 5 hereof.

(D) Purchaser shall have received, at least one (1) Business Day prior to the Closing Date, an estoppel certificate (“REA Estoppel Certificate”) with respect to each REA, relating to Seller’s obligations under such REA, if any, relating to the Property, dated no earlier than thirty (30) days prior to the Closing Date, and in form and substance required under the terms of the applicable REA or otherwise reasonably satisfactory to Purchaser.

9.3 Failure of Condition. In the event that (i) any condition set forth in Section 9.1 above is not satisfied and is not waived by Seller, or (ii) any condition set forth in Section 9.2 above is not satisfied and is not waived by Purchaser, on or as of the date scheduled for Closing (or such earlier date provided for in such condition precedent), except as set forth in Article 11 to the extent such condition was not satisfied as a result of a default (in which event Article 11 shall govern), the sole right of Purchaser or Seller, as the case may be, shall be either to (a) terminate this Agreement by delivering written notice of such termination to the other party on or prior to the Closing, in which event the Earnest Money shall be returned to Purchaser and the parties shall have no further obligations or liabilities hereunder except as expressly provided hereunder, or (b) waive the satisfaction of such condition or conditions and proceed to Closing in accordance with and subject to the terms of this Agreement.

ARTICLE 10

CLOSING DELIVERIES

10.1 Seller’s Deliveries. On or before one day prior to the Closing Date, the Seller shall deliver the following, each executed, acknowledged and notarized, as applicable, by Seller or such other party as indicated below to the extent appropriate, and in a form reasonably approved by Purchaser (“Seller’s Closing Documents”):

(A) Any “as-built” plans and specifications for the Property, which are in the possession of the Seller or their affiliates;

(B) A special warranty deed for the Property (the “Deed”), which Deed may provide for either Purchaser or Purchaser’s designee as the grantee thereunder;

(C) A bill of sale for the Property (the “Bill of Sale”) for the Personal Property and the Intangible Property;

(D) Assignment and Assumption of the Parking Leases;

(E) All keys, combinations and security codes for all locks and security devices for the Property in the possession of Seller;

(F) A certificate of the Seller dating down its representations and warranties;

(G) Assignment and assumption of service contracts (the “Assignment and Assumption of Service Contracts”) for the Property from Seller;

(H) FIRPTA Certificate from Seller;

(I) Notices to those entities providing services to the Property which Purchaser desires to retain;

(J) A standard affidavit to the Title Company and such additional customary documents as shall be required by the Title Company to issue the Title Policy;

(K) Such evidence or documents as may reasonably be required by Purchaser or the Title Company evidencing the status and capacity of Seller and the authority of Seller and the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property to Purchaser in accordance with the terms of this Agreement;

(L) Copies of any certificates of occupancy pertaining to the Property in Seller’s possession, if any;

(M) All Permits for the Property in Seller’s possession;

(N) All transfer and other tax declarations for the Property as may be required by law in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Tax Returns”) duly executed and sworn to by Seller and, to the extent required, by the Title Company;

(O) A closing statement (the “Closing Statement”);

(P) To the extent not previously delivered, originals of any REA Estoppel Certificates;

(Q) A certified rent roll with respect to the Parking Leases;

(R) Evidence of termination of all existing agreements relating to the management and leasing of the Property; and

(S) Such additional customary documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

10.2 Purchaser’s Deliveries. On or before 2:00 p.m. Pacific on the Closing Date, Purchaser shall deliver the following, each executed, acknowledged and notarized, as applicable, by Purchaser or such other party as indicated below to the extent appropriate:

(A) Immediately available federal funds sufficient to pay the balance of the Purchase Price owed less the Earnest Money and subject to apportionments and adjustments as set forth herein, and Purchaser’s share of all escrow costs and closing expenses;

(B) Assignment and Assumption of Service Contracts;

(C) Assignment and Assumption of Parking Leases;

(D) Transfer Tax Returns;

(E) Closing Statement;

(F) Any organizational documents for Purchaser required by the Title Company; and

(G) Such additional customary documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

ARTICLE 11

DEFAULTS

11.1 Seller’s Default. If Seller shall default in performance of its obligations under this Agreement beyond any applicable grace, notice or cure periods, then Purchaser shall be entitled to (1) terminate this Agreement and require that Seller cause the return of the Earnest Money and reimburse Purchaser for its out-of-pocket, third party costs and expenses up to Twenty Thousand and 00/100 Dollars ($20,000.00), in which event, except for those provisions expressly stated to survive the termination of this Agreement, the parties shall have no further rights or obligations hereunder, or (2) the right to specific performance of Seller’s obligations hereunder (and if specific performance is not available due to Seller’s willful default, Purchaser may pursue an action for damages).

11.2 Purchaser’s Default. If Purchaser shall default in performance of its obligations hereunder by failing to close as set forth in this Agreement, the sole right of Seller at law or in equity shall be to recover and the sole liability of Purchaser at law or in equity shall be to pay liquidated damages in the amount of the Earnest Money, such amount being fixed as such by reason of the fact that the actual damages to be suffered by Seller in such event are in their nature uncertain and unascertainable with exactness and because Purchaser would not have entered into this Agreement unless Purchaser was exculpated from personal liability as herein provided. Seller shall not seek or obtain any money or other judgment against Purchaser or any disclosed or undisclosed partner, principal, officer, director, shareholder or employee of Purchaser or against the assets or estate of Purchaser or any of the foregoing persons, and Seller’s sole recourse for payment of said amounts shall be to the Earnest Money.

ARTICLE 12

DESTRUCTION, LOSS OR DIMINUTION OF THE PROPERTY

12.1 Destruction, Loss or Diminution of the Property. If, between the date hereof and the Closing Date, all or any portion of the Property is damaged by fire or natural elements, or other causes (the “Damage”), or all any portion of the Property is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively, a “Taking”) then the following procedures shall apply:

(A) If the cost of required repair or replacement related to or arising out of the Damage or if the value of the Taking is One Hundred Thousand Dollars ($100,000) or less for the Property, Purchaser shall proceed to close and take the Property as diminished by such events, subject (in the event of Damage) to a reduction in the Purchase Price applied against the Purchase Price otherwise due at Closing, which reduction shall be equal to the full amount of the cost to repair or replace the Damage to the Property, but which shall not exceed One Hundred Thousand Dollars ($100,000).

(B) If the cost of repair or replacement to or arising out of the Damage or if the value of a Taking is greater than One Hundred Thousand Dollars ($100,000), then Purchaser, at its sole option, may elect either to: (i) terminate this Agreement by written notice to Seller given at or prior to the Closing and receive the return of the Earnest Money; or (ii) accept a reduction in the Purchase Price in the amount of the Damage or Taking (less the amount of any insurance proceeds or award received therefor), proceed to close under this Agreement and accept the Property as diminished by such event. In the event that Purchaser elects to proceed with the Closing, at Closing, all insurance proceeds paid and all claims for insurance proceeds on account of the Damage shall be assigned to Purchaser by instruments of assignment and proofs of claim acceptable to Purchaser and its adjuster and all awards from a Taking shall be paid over to Purchaser and all claims for any such award shall be assigned to Purchaser.

(C) Notwithstanding the provisions of this Article 12 to the contrary, in the event the Taking or Damage is of such a nature that either: (A) access to or visibility of the Property is materially and adversely affected; or (B) the available parking at the Property after the Taking or Damage is materially and adversely affected as to no longer comply with applicable zoning laws, then in lieu of any of Purchaser’s other remedies under this Agreement, Purchaser may elect, within ten (10) days after receipt of such notice of the Taking or Damage, as applicable, to terminate this Agreement by written notice to Seller given at or prior to the Closing, in which event the Seller shall promptly return the Earnest Money to the Purchaser and the Seller and Purchaser shall have no further obligations hereunder except for those obligations which expressly survive such termination.

The cost of repair or replacement related to or arising out of the Damage shall be determined by Seller and Purchaser, or, if they are unable to agree, the cost of repair or replacement shall be determined by an independent engineer selected by two other engineers, one of whom shall be selected by Purchaser and the other to be selected by Seller.

ARTICLE 13

MISCELLANEOUS

13.1 OFAC. Neither Purchaser nor any of its respective members, partners or shareholders (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) is engaged in activities prohibited in the Order; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

Neither Seller nor any of its members, partners or shareholders (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order; (b) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order; (c) is engaged in activities prohibited in the Order; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

13.2 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent: (i) by United States Postal Service, certified mail, return receipt requested, (ii) by any nationally known overnight delivery service for next day delivery, (iii) by delivery in person, or (iv) by electronic mail in PDF format or its equivalent. All notices shall be deemed to have been given upon receipt provided that such receipt occurs on or before 5:00 p.m. Mountain on a Business Day; otherwise, such notice shall be deemed to have been given on the next succeeding Business Day. All notices shall be addressed to the parties at the addresses below:

To Seller:
730 17th Street, Suite 700
Denver, CO 80202
Attn:
E-mail:

with a copy to:

To Purchaser:	MVP DENVER 1935 SHERMAN, LLC
c/o MVP REIT, Inc.
8880 W. Sunset Rd., Suite 240
Las Vegas, NV 89148
Attention: Daniel B. Stubbs
E-mail: danny@mvpreits.com

With a copy to:	Craig D. Burr, Esq.
8880 W. Sunset Road, Suite 210
Las Vegas, NV 89148
E-mail: craig@craigburr.com

To Escrowee:	First American Title Insurance Company
National Commercial Services
2500 Paseo Verde Parkway, Suite 120
Henderson, Nevada 89074
Attention: Michele Seibold, Esq.
E-mail: mseibold@firstam.com

All notices sent by mail shall be deemed effectively given on the date that is three (3) Business Days after the date of such mailing. All notices sent by electronic mail shall be deemed given upon transmission so long as properly addressed so long as a copy is mailed by U.S. Mail on the date of transmission with a copy of the electronic mail. All notices personally delivered (including by nationally recognized overnight carriers, such as Federal Express) shall be deemed effectively given on the date of such delivery or refusal of delivery. The attorneys for the parties are hereby specifically authorized to give and to receive notice on behalf of their respective client. The provisions of this Section 13.2 shall survive the Closing and the delivery of the Deed.

13.3 Expenses of Transaction. Each party shall be solely responsible for its own expenses in connection with the transactions contemplated hereby, except as otherwise expressly provided herein. The provisions of this Section 13.3 shall survive the Closing and the delivery of the Deed or, if Closing does not occur, the termination of this Agreement.

13.4 Broker. Except for JNL Parking, Inc. (the “Broker”), Seller and Purchaser each represent and warrant to the other that they have not dealt with any broker in connection with this Agreement. Seller shall pay all commissions (equal to six percent (6%) of the Purchase Price) and other amounts due to Broker in connection with the sale of the Property, through the Closing escrow, pursuant to the terms of a separate agreement between Seller and Broker. Seller and Purchaser shall indemnify and defend each other against any costs, claims and expenses, including reasonable attorney’s fees, arising out of their breach of their respective parts of any representation or agreement contained in this Section 13.4. The provisions of this Section 13.4 shall survive the Closing and the delivery of the Deed or, if Closing does not occur, the termination of this Agreement.

13.5 Assignment. Seller shall not directly or indirectly assign any of its rights or obligations under this Agreement. This Agreement may be assigned in whole or in part by Purchaser to an affiliate of Purchaser upon three (3) days’ prior notice to Seller but not otherwise.

13.6 Time. Time is of the essence of this Agreement.

13.7 Section 1031 Exchange.

(A) Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller’s sole cost and expense. Purchaser shall reasonably cooperate therein, provided that Purchaser shall incur no material costs, expenses or liabilities in connection with Seller’s exchange. Seller shall indemnify, defend and hold Purchaser harmless therefrom and Purchaser shall not be required to take title to or contract for purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser hereunder. The provisions of this Section 13.7(A) shall survive the Closing and the delivery of the Deed.

(B) Purchaser may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Purchaser’s sole cost and expense. Seller shall reasonably cooperate therein, provided that Seller shall incur no material costs, expenses or liabilities in connection with Purchaser’s exchange. Purchaser shall indemnify, defend and hold Seller harmless therefrom and Seller shall not be required to take title to or contract for purchase of any other property. If Purchaser uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Purchaser hereunder shall not relieve, release or absolve Purchaser of its obligations to Seller hereunder. The provisions of this Section 13.7(B) shall survive the Closing and the delivery of the Deed.

13.8 Right, Title or Interest. No right, title or interest legal or equitable, in the Property, or any portion thereof shall vest in Purchaser until full payment of the Purchase Price has been made and Seller has become obligated to convey the Property to Purchaser as provided in this Agreement.

13.9 Confidentiality. Except as may be required by law or provided herein, without the prior written consent of Purchaser, and unless the Closing occurs, Seller shall not disclose to any third party the existence of this Agreement or any term or condition thereof or the results of any inspections or studies undertaken in connection herewith. In the event that the Closing does not occur in accordance with the terms of this Agreement, Purchaser shall promptly return to Seller or destroy all of the documents, materials and information regarding the Property supplied to Purchaser by Seller or at the request of Seller. Seller acknowledges that Purchaser is a publicly-reporting REIT and is required by law to file, among other things, a Form 8K with the Securities and Exchange Commission at the time escrow is opened for this transaction and at the time of Closing. Any disclosure of information prohibited by this Section 13.9 shall be deemed a default hereunder by the disclosing party. The provisions of this Section 13.9 shall survive the termination of this Agreement.

13.10 Time Periods. In the event the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

13.11 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all together shall constitute one and the same Agreement. Signatures to this Agreement, any amendment hereof and any notice given hereunder, executed and transmitted electronically in PDF format shall be valid and effective to bind the party so signing.

13.12 Governing Law. This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State where the Property is located.

13.13 Captions. The captions at the beginning of the several paragraphs, respectively, are for convenience in locating the context, but are not part of the context.

13.14 Severability. In the event any term or provision of this Agreement shall be held illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

13.15 Prior Understandings. This Agreement, the Exhibits and the Schedules attached hereto and the Access Agreement embody the entire contract between the parties hereto with respect to the Property and supersede any and all prior agreements and understandings, written or oral, formal or informal by and between Seller and Purchaser. No extension, changes, modifications or amendment to or of this Agreement, of any kind whatsoever, shall be made or claimed by Seller or Purchaser, and no notices of any extensions, changes, modifications, or amendments made or claimed by Seller or Purchaser shall have any force or effect whatsoever unless the same shall be in writing and fully executed by Seller and Purchaser.

13.16 No Additional Undertakings. Upon the Closing, Purchaser shall neither assume nor undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Seller other than those specifically agreed to between the parties and set forth in this Agreement. In the event that Purchaser, in its sole discretion, elects to assume any of the obligations under any one or more of the Service Contracts, it shall so notify Seller, in writing, no later than the end of the Inspection Period. Except with respect to the foregoing obligations, Purchaser shall not assume or discharge any debts, obligations, liabilities or commitments of Seller, whether accrued now or hereafter, fixed or contingent, known or unknown.

13.17 Undertakings by Seller and Purchaser. Seller and Purchaser each agree to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to Closing, such other instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transaction contemplated hereby and to vest title to the Property in Purchaser, Seller will, whenever and as often as it shall be reasonably requested so to do by Purchaser, and Purchaser will, whenever and as often as it shall be reasonably requested so to do by Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments, correction instruments and all other instruments and documents as may be reasonably necessary in order to complete the transaction provided for in this Agreement and to carry out the intent and purpose of this Agreement. The provisions of this Section 13.17 shall survive the Closing and the delivery of the Deed.

13.18 Survival of Representations and Warranties. Except as otherwise explicitly provided, the representations and warranties set forth herein shall survive the Closing and delivery of the Deed for a period of eighteen (18) months (the “Survival Period”).

13.19 Indemnity. Subject to Section 6.3 hereof, Seller shall indemnify and hold harmless Purchaser and its principals, shareholders, directors, officers, partners, agents, employees, affiliates, subsidiaries, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all losses, costs and damages, including without limitation, legal fees arising out of such a breach of the representations and warranties of Seller as set forth in this Agreement. Additionally, Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all losses, costs and damages, including without limitation, legal fees arising out any third-party tort claim or any other claim regarding bodily injury or property damage relating to the period prior to Closing. The provisions of this Section 13.21 shall survive the Closing and the delivery of the Deed.

13.20 Attorneys’ Fees. If a dispute of any nature between Seller and Purchaser with respect to the interpretation or enforcement of this Agreement results in litigation, the prevailing party shall be entitled to recover reasonable costs and expenses including reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed. The provisions of this Section 13.20 shall survive the Closing and the delivery of the Deed or, if Closing does not occur, termination of this Agreement.

13.21 Exclusivity. For as long as this Agreement is in effect, Seller shall not entertain, solicit or accept offers or expressions of interest regarding the financing or purchase of all or any portion of the Property or the ownership interests in Seller.

13.22 Independent Consideration. The parties hereto acknowledge that Purchaser may expend material sums of money in reliance on Seller’s obligations under this Agreement in connection with the negotiation and execution of this Agreement, the furnishing of the Earnest Money, the conducting of the due diligence and inspections contemplated herein, and the preparation for the Closing, and that Purchaser would not have entered into this Agreement without the availability of the Inspection Period. The parties therefore agree that adequate consideration exists to support Seller’s obligations hereunder, even before the expiration of the Inspection Period.

13.23 Tax Appeals. If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the Current Tax Year or relating to the Current Tax Year, are pending at the time of Closing, then Seller reserves and shall have the right to continue to prosecute and settle the same; provided, however, that Seller shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall reasonably cooperate with Seller in connection with the prosecution of any such tax reduction proceedings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the Closing Date shall belong to and be the property of Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the Closing Date shall belong to and be the property of Purchaser. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Purchaser in proportion to the gross amount of such refunds or savings payable to Seller and Purchaser, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither Seller nor Purchaser shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding. The provisions of this Section 13.23 shall survive the Closing and the delivery of the Deed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SEE NEXT PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

NAME	Robert A. Bruhn, Jr.

By:

NAME	Kristina B. Cleary

By:

NAME	Lisa L. Westwood

By:

NAME	Annah E. Palm, a Protected Person by Ronald W. Servis, Conservator

By:

PURCHASER:

MVP DENVER 1935 SHERMAN, LLC
a Nevada limited liability company

By:
Name:	Michael Shustek
Its:	Manager

With respect to Section 2.2 and any other provisions respecting the disposition of the Earnest Money:

FIRST AMERICAN INSURANCE COMPANY

By:
Name:
Its:

Signature Page to Agreement of Purchase and Sale

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

NAME	Robert A. Bruhn, Jr.

By:

NAME	Kristina B. Cleary

By:

NAME	Lisa L. Westwood

By:

NAME	Annah E. Palm, a Protected Person by Ronald W. Servis, Conservator

By:

PURCHASER:

MVP DENVER 1935 SHERMAN, LLC
a Nevada limited liability company

By:
Name:
Its:

With respect to Section 2.2 and any other provisions respecting the disposition of the Earnest Money:

FIRST AMERICAN INSURANCE COMPANY

By:
Name:
Its:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:

NAME	Robert A. Bruhn, Jr.

By:

NAME	Kristina B. Cleary

By:

NAME	Lisa L. Westwood

By:

NAME	Annah E. Palm, a Protected Person by Ronald W. Servis, Conservator
By:		This signature is contingent upon approval of the District Court, Jefferson County in Case No. 2011 PR 744

PURCHASER:

MVP DENVER 1935 SHERMAN, LLC a Nevada limited liability company

By:
Name:
Its:

With respect to Section 2.2 and any other provisions respecting the disposition of the Earnest Money:

FIRST AMERICAN INSURANCE COMPANY

By:
Name:	Nikki Prine
Its:	EO

Signature Page to Agreement of Purchase and Sale

SCHEDULE 2

DUE DILIGENCE MATERIALS

Copies of all documents, leases, any contracts, licenses or other agreements currently affecting the Property which will survive the Closing.

Real estate tax bills affecting any portion of the Property for the previous calendar year.

Copies of any engineering, property inspection, structural condition, maintenance or environmental reports relating to the Property in Seller’s possession or control.

Copies of any title commitments, title policies and surveys of the Property in Seller’s possession or control.

Copies of recorded documents including a copy of the recorded plat of subdivision (other than mortgages and other exceptions that will be removed at or prior to Closing) that are referenced in the Title Commitment to be provided by Seller.

Copies of all written utility, service, equipment, maintenance and other contracts affecting the Property.

All correspondence within the last eighteen (18) months from the City of Denver, County of Denver or other governmental authority relating to the Property.

Any correspondence or documents sent to Seller by any governmental agency or adjacent property owner or association within the last eighteen (18) months which alleges a violation of any laws or regulations.

All orders, decrees, judgments, settlement agreements, injunctions or rulings by any court or agency which may bind or affect the Property or Seller in Seller’s possession or control or of which Seller has knowledge.

Year-end operating statements for the Property for the years 2012, 2013, 2014 and 2015 year to date.

A title commitment issued to Purchaser from the Title Company.

SCHEDULE 2-1

EXHIBIT A

SELLER AND PROPERTY

Name	State of Organization	Property Owned

SELLER NAMES		1935 Sherman
Denver, CO
Parking lot

EXHIBIT A-1

EXHIBIT B

LEGAL DESCRIPTION OF THE PROPERTY

[SELLER TO PROVIDE]

EXHIBIT B-1

EXHIBIT C

PARKING LEASES RENT ROLL

[SELLER TO PROVIDE]

EXHIBIT C-1-1

EXHIBIT D

SERVICE CONTRACTS

[SELLER TO PROVIDE]